Exhibit Index

EXHIBIT NO. (99) Press release, dated July 30, 2007 issued by Franklin Electric Co., Inc.

EXHIBIT 99

ADDITIONAL EXHIBITS

Press Release

For Immediate Release	For Further Information
Refer to: Thomas J. Strupp
260-824-2900

FRANKLIN ELECTRIC CO., INC.
REPORTS SECOND QUARTER 2007 RESULTS

Bluffton, Indiana - July 30, 2007 -- Franklin Electric Co., Inc. (NASDAQ:FELE) reported diluted earnings per share of $0.28 for the second quarter of 2007, a decrease of 60 percent compared to 2006 second quarter earnings per share of $0.70, and second quarter income from continuing operations of $6.6 million in 2007, a decrease of 60 percent compared to $16.5 million for the same period a year ago.

Chairman and Chief Executive Officer R. Scott Trumbull stated, “We continued to make progress in the second quarter with our strategic re-direction of the Company, notwithstanding several significant industry challenges. Company-wide sales reached a record $152.5 million for the quarter even though North American Water Systems sales lagged, principally due to the ongoing liquidation of stockpiled 4-inch submersible motors by several large integrated pump OEMs, ongoing weakness in industry demand and continued promotional price discounting. We are pleased with the growth of our pump product lines to distributors, the growth of Water System sales outside of the United States and Canada, and the continued solid performance of our global Fueling Systems business. We remain attentive to the short-term effect on sales and earnings of the submersible motor stockpile liquidation, the weaker than normal North American Water Systems industry demand, and the possibility of ongoing competitive pricing in response to our pump share gains; however, we believe that we are well positioned to grow the Company long-term as industry demand improves, the stockpile liquidation dissipates and our marketing and cost reduction programs contribute to better results.”

Second quarter sales were a record $152.5 million, up slightly compared to $152.2 million in 2006. Second quarter sales, excluding the Little Giant and Healy Systems acquisition sales, declined by 12 percent from the same period a year ago. During the second quarter the Company acquired all the outstanding stock of Pump Brands, Inc., a South African company providing pumping systems primarily in the African market. Pump Brands sales included in Franklin’s statements for the second quarter of 2007 were not significant as the Company completed its acquisition in the second half of June.

Global Water Systems sales decreased by $9.5 million or 7 percent for the second quarter compared to a year ago. Water Systems sales in regions outside United States and Canada, which represent about 30 percent of the Company’s total sales, grew by about $6.0 million or 17 percent. Water Systems sales in the United States and Canada, which represent 48 percent of the Company’s total sales, declined by about $16.0 million or 18 percent. On January 1 of this year the Company discontinued the distribution of its Water Systems products in the United States and Canada through the large pump OEMs, while focusing its sales efforts on distributors and smaller pump OEMs that add value to the distribution and promotion of our products. As a result, the Company believes that its annualized sales run rate to the smaller pump OEMs will grow modestly from the current levels, while its sales run rate to distributors will continue growing at an accelerated rate for the foreseeable future. This belief is based on the following factors:   First, as previously reported, the Company’s decision to sell its submersible motor products primarily through distributors, rather than through the large pump OEMs, resulted in the stockpiling of a large quantity of these motors by OEMs throughout 2006. The Company believes that the liquidation of these stockpiled submersible motors by OEMs was the major factor impacting the decline in the Company’s Water Systems sales in the United States and Canada during the second quarter and first half of 2007. Although the Company has no way of knowing the precise size of the stockpile, the Company estimates that, as of the end of the second quarter, the large pump OEMs have liquidated approximately 70 to 80 percent of the stockpiled motors.

During the second half of 2007, as awareness of Franklin's high-quality pump offerings grows and as the large OEMs' stockpiles of Franklin motors are depleted, we believe that water systems contractors will increasingly decide to switch to Franklin pumps. As a result, while Franklin’s 4-inch pump sales and industry position have grown rapidly during the first half of 2007, the Company believes that they will accelerate further during the second half of 2007 and well into 2008 as more professional water systems contractors will choose to convert to Franklin pumps due to increasing recognition of Franklin's quality pump offerings and as contractors prefer the option of using Franklin pumps with Franklin motors over the competition's new, branded pump-motor combinations.

Another key factor adversely affecting the Company’s Water System sales in the United State and Canada during the second quarter and the first half of 2007 was the ongoing weakness in the industry demand. Based upon trade association data, the Company believes that North American Water Systems Industry sales were down about 15 percent in the second quarter and first half of 2007, compared to the prior year periods, due to harsh weather conditions in key markets early in the year and the continued downturn in new housing starts.

Global Fueling Systems sales, which represent 22 percent of the Company’s total sales, increased by 41 percent in the second quarter of 2007 over the same period a year ago. Excluding the Healy Systems acquisition, second quarter Fueling sales increased by 8 percent. The sales increase occurred across all product lines and was led by continued penetration of the Company’s new TS5 Series™ electronic fuel management platform. Healy Systems reported strong organic growth during the second quarter of 2007 compared to its prior year performance. The Company anticipates continued Fueling Systems growth going forward as California filling station owners install vapor recovery and monitoring systems in response to the regulatory mandate that this retro-fit equipment be installed before June 2009. This is an estimated $250 million to $300 million industry opportunity and to date Franklin is the only OEM supplier that has passed California Air Resource Board qualification protocols to supply vapor recovery systems in California. In addition, Franklin anticipates that its vapor monitoring system will successfully pass California’s qualification protocols and be approved for sale in California before year end 2007.

Gross profit for the Company declined by $9.4 million or 17.8 percent versus the second quarter 2006.

Global Water Systems gross profit declined by about $13.0 million or 29 percent versus the second quarter 2006. Water Systems gross profit outside of the United States and Canada grew at a faster rate than sales; but this growth was offset by the gross profit decline on Water Systems submersible motor products sold in the United States and Canada during the second quarter. A substantial portion of the gross profit decline was due to lower sales of Water Systems products to the larger pump OEMs in the United States and Canada versus the second quarter 2006. This decline was partially offset by strong sales growth and corresponding gross profit on the sale of Water Systems products to United States and Canadian distributors and smaller pump OEM customers during the quarter. For the reasons stated above, the Company believes that sales and gross profits from Water Systems products sold to the smaller pump OEMs in the United States and Canada should continue to experience modest growth at approximately the current annualized run rate; while sales and gross profits from Water Systems products sold to distributors in the United States and Canada should continue to grow at an accelerated rate.

Fueling Systems gross profit increased by $3.5 million or 44 percent versus the second quarter 2006. Fueling Systems gross profits and margins were enhanced by the rapid growth of products that incorporate proprietary technology such as the new TS5 fuel management platform and the Healy vapor recovery system.

The Company’s overall second quarter gross profit margin declined to 28.4 percent versus 34.6 percent of sales in the prior year. The gross profit margin on sales of Water Systems products in regions outside the United States and Canada increased during the quarter as did the gross profit margin on Fueling Systems sales. These increases were offset by a decline in gross profit margin on the sale of Water Systems products in the United States and Canada. There are four principal reasons for the gross profit decline on Water Systems products sold in the United States and Canada. First, approximately 25 percent of the gross profit decline can be attributed to fixed cost coverage as the Company has experienced reduced manufacturing and sales of submersible motors during the quarter for the reasons mentioned earlier. Second, approximately 25 percent of the gross profit margin decline can be attributed to promotional price discounting as competitors react to Franklin’s pump sales growth and the weak overall industry conditions. Third, approximately 20 percent of the gross profit margin decline on United States and Canadian Water Systems products can be attributed to product mix changes as sales included an ever-broadening pump and accessory product line and fewer sales of submersible motor sales to large pump OEMs. Finally, 10 percent of the gross profit decline is due to increasing freight costs resulting from fuel surcharges and an increased level of shipments to a more diverse customer base.

The Company’s overall selling and administrative expenses for the second quarter of 2007 were increased by $5.3 million. $2.5 million of the increase was due to the inclusion of Little Giant and Healy operating results for the entire second quarter of 2007 compared to last year. $2.0 million of the increase was due to selling and administrative expenses in the global Water Systems business in order to support the Company’s strategy to sell to a more diversified customer base, increased penetration in groundwater and related pumping systems, and the introduction of new pump product technology in the North American business.

Interest expense increased by $1.1 million during the second quarter versus the same period prior year due to the debt incurred to fund the Little Giant and Healy acquisitions, coupled with the first half increase in working capital to serve the Water Systems and Fueling Systems markets in 2007 and continued support of the North American Water Systems distribution strategy.

During the first quarter 2007, the Company announced Phase 2 of its Global Manufacturing Realignment program. Phase 2 includes the expansion of motor manufacturing capacity in Linares, Mexico, the construction and start-up of a new pump manufacturing plant in Linares, the consolidation of Fueling operations into the recently enlarged Madison plant and the streamlining of motor manufacturing operations in Europe. With the expansion of submersible motor manufacturing capacity at the new Linares motor plant, a corresponding downsizing of motor capacity at the Siloam Springs, Arkansas facility is underway. Staffing in Siloam Springs is expected to be reduced from 411, as of July 1, 2007, to just under 300 by year end. Construction is presently underway on the new Linares adjacent pump manufacturing plant. The new TRI-SEAL™ 4-inch submersible and the VERSA-JET™ product lines will be in full production in Linares in the first quarter of 2008. Restructuring expenses for the first half of 2007 were approximately $1.6 million (pre-tax) and reduced EPS by approximately $0.04 per share. Full year 2007 restructuring expenses are estimated to be $6.0 million (pre-tax) and will include severance and other employee expenses as well as manufacturing equipment relocation costs. Franklin management anticipates substantial savings will be realized in 2008 and beyond from this initiative.

During the second quarter of 2007, the Company repurchased 187,600 shares of its common stock at a cost of approximately $8.1 million for an average price per share of $43.28. The Company has authority to repurchase an additional 2,112,400 shares after June 30, 2007 under its previously announced Board-authorized stock repurchase program.

R. Scott Trumbull, Chairman and Chief Executive Officer remarked on the steps that the Company continues to implement to position Franklin for earnings growth in 2008 and beyond:

•
“Our North American Water Systems pump sales volume and industry position continue to grow rapidly in spite of the weak industry conditions. As our competitors’ stockpile of Franklin motors declines during the second half of the year and as customers continue to gain awareness of our high-quality pump products and service, we expect even more substantial sales and market position gains as professional water well contractors increasingly prefer Franklin’s product offerings, including Franklin 4-inch and larger submersible pumps, constant pressure systems, drives and controls. This is a critical element of our strategy execution.

•	Our 2006 acquisitions—Little Giant in Water Systems and Healy in Fueling Systems—continue to perform well and will serve as platforms for future growth.
•	On the manufacturing side of our business, Phase 2 of our Global Manufacturing Restructuring program is on track and should result in substantial cost reductions as we enter 2008.
•
By the end of the third quarter we will introduce our new VERSA-JET™ product line, which is complementary to our TRI-SEAL™ 4-inch submersible line launched earlier this year. VERSA-JET™ will replace our incumbent jet pump products. VERSA-JET™ will provide substantial overall performance improvements and it is equipped with patented features that offer substantial installation benefits to contractors.

•
Water Systems sales in markets outside the United States and Canada grew by 17% during the quarter and now represent 30% of our total sales. We anticipate that this growth will continue as we expand our international product offering and distributor base.

•	Finally, our Fueling Systems product line sales, which represent 22 percent of our total sales, continue to grow rapidly and the outlook for the balance of 2007 and 2008 for this business is bright.”

Franklin Electric will hold an earnings conference call at 5:00pm EDT on July 30, 2007. The call-in number is 877-407-0782 for domestic calls and 201-689-8567 for international calls.

Franklin Electric is a global leader in the production and marketing of systems and components for the movement of water and automotive fuels. Recognized as a technical leader in its specialties, Franklin serves customers around the world in residential, commercial, agricultural, industrial, municipal, and fueling applications.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein involve risks and uncertainties, including but not limited to, general economic and currency conditions, various conditions specific to the Company’s business and industry, market demand, competitive factors, changes in distribution channels, supply constraints, technology factors, litigation, government and regulatory actions, the Company’s accounting policies, future trends, and other risks which are detailed in the Company’s Securities and Exchange Commission filings, including in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the fiscal year ending December 30, 2006 and Exhibit 99.1 attached thereto. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements.

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

	Second Quarter Ended		First Half Ended
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Net sales	$152,529	$152,186	$283,025	$253,925

Cost of sales	109,216	99,464	200,783	165,774

Gross profit	43,313	52,722	82,242	88,151

Selling and administrative expenses	31,806	26,472	61,261	46,907

Restructuring expense	369	-	1,607	-

Operating income	11,138	26,250	19,374	41,244

Interest expense	(2,196)	(1,076)	(3,408)	(1,269)
Other income	921	615	1,219	1,060
Foreign exchange gain (loss)	399	(81)	646	(126)

Income before income taxes	10,262	25,708	17,831	40,909

Income taxes	3,622	9,198	6,294	14,689

Income from continuing operations	$6,640	$16,510	$11,537	$26,220

(Loss) from discontinued operations	-	(68)	-	(79)

Net income	$6,640	$16,442	$11,537	$26,141

Net income per share:
Basic continuing operations	$0.29	$0.72	$0.50	$1.15
Basic discontinued operations	-	-	-	-
	$0.29	$0.72	$0.50	$1.15

Diluted continuing operations	$0.28	$0.70	$0.49	$1.13
Diluted discontinued operations	-	-	-	-
	$0.28	$0.70	$0.49	$1.13

Weighted average shares and equivalent
shares outstanding:
Basic	23,100	22,852	23,075	22,714
Diluted	23,465	23,373	23,462	23,239

FRANKLIN ELECTRIC CO., INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)	June 30,	Dec. 30,
	2007	2006

ASSETS:

Cash and equivalents	$41,685	$33,956
Investments	22,093	-
Receivables	80,939	52,679
Inventories	150,967	111,563
Other current assets	20,580	19,592
Total current assets	316,264	217,790

Property, plant and equipment, net	121,352	115,976
Goodwill and other assets	194,448	193,159
Total assets	$632,064	$526,925

LIABILITIES AND SHAREOWNERS' EQUITY:

Accounts payable	$32,032	$30,832
Accrued liabilities	48,131	51,815
Current maturities of long-term
debt and short-term borrowings	1,317	11,310
Total current liabilities	81,480	93,957

Long-term debt	161,550	51,043
Deferred income taxes	4,578	4,597
Employee benefit plan obligations	26,505	25,969
Other long-term liabilities	5,542	5,528

Shareowners' equity	352,409	345,831
Total liabilities and shareowners' equity	$632,064	$526,925

FRANKLIN ELECTRIC CO., INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	June 30,	July 1,
	2007	2006

Cash flows from operating activities:
Net income	$11,537	$26,141
Adjustments to reconcile net income to net
cash flows from operating activities:
Depreciation and amortization	9,976	8,452
Stock based compensation	2,400	1,549
Deferred income taxes	1,095	2,498
(Gain)/loss on disposals of plant and equipment	464	(69)
Changes in assets and liabilities:
Receivables	(23,112)	(15,801)
Inventories	(30,411)	(7,484)
Accounts payable and other accrued expenses	(1,583)	(5,243)
Accrued income taxes	(4,258)	4,807
Excess tax from share-based payment arrangements	(1,169)	(5,399)
Employee benefit plans	1,125	334
Other, net	(3,559)	(3,836)
Net cash flows from operating activities	(37,495)	5,949
Cash flows from investing activities:
Additions to plant and equipment	(10,697)	(8,749)
Proceeds from sale of plant and equipment	303	323
Additions to other assets	(3)	(293)
Purchases of securities	(146,700)	(63,500)
Proceeds from sale of securities	124,607	99,488
Cash paid for acquisitions	(13,331)	(122,713)
Proceeds from sale of business	1,310	-
Net cash flows from investing activities	(44,511)	(95,444)
Cash flows from financing activities:
Proceeds from long-term debt	160,000	70,000
Repayment of long-term debt	(60,161)	(10,144)
Proceeds from issuance of common stock	2,165	9,225
Excess tax from share-based payment arrangements	1,169	5,399
Purchases of common stock	(8,118)	(198)
Reduction of loan to ESOP Trust	200	232
Dividends paid	(5,308)	(4,780)
Net cash flows from financing activities	89,947	69,734
Effect of exchange rate changes on cash	(212)	556
Net change in cash and equivalents	7,729	(19,205)
Cash and equivalents at beginning of period	33,956	52,136
Cash and equivalents at end of period	$41,685	$32,931